Exhibit 2.1










                                    FORM OF

                SEPARATION, DISTRIBUTION AND INDEMNITY AGREEMENT

                                  BY AND AMONG

                           SIGNET BANKING CORPORATION

                              SIGNET BANK/VIRGINIA

                                      and

                       CAPITAL ONE FINANCIAL CORPORATION

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                SEPARATION, DISTRIBUTION AND INDEMNITY AGREEMENT

                               TABLE OF CONTENTS



ARTICLE I.         DEFINITIONS                                              4
                                            1.
      Section 1.01       General . . . . . . . . . . . . . . . . . . . . .  4
      Section 1.02       Exhibits, etc.. . . . . . . . . . . . . . . . . .  8
      Section 1.03       References to Time. . . . . . . . . . . . . . . .  8

ARTICLE II.        CERTAIN TRANSACTIONS PRIOR TO AND IN CONNECTION WITH THE
 . . .             SEPARATION AND THE IPO. . . . . . . . . . . . . . . .    8
                                            2.
      Section 2.01       The Separation. . . . . . . . . . . . . . . . .    8
      Section 2.02       The Capital One Bank Assets
                           and Capital One Bank Liabilities. . . . . . .    9
      Section 2.03       The IPO . . . . . . . . . . . . . . . . . . . .   12
      Section 2.04       Proceeds of the IPO . . . . . . . . . . . . . .   12
      Section 2.05       Regulatory Approvals and Consents . . . . . . .   13
      Section 2.06       Certificate of Incorporation;
                           By-Laws . . . . . . . . . . . . . . . . . . .   13
      Section 2.07       Boards of Directors . . . . . . . . . . . . . .   13
      Section 2.08       Execution and Delivery of
                           Operative Agreements. . . . . . . . . . . . .   13
      Section 2.09       Further Assurances. . . . . . . . . . . . . . .   13
      Section 2.10       Interim Services Agreements . . . . . . . . . .   14
      Section 2.11       Intercompany Servicing Agreements . . . . . . .   14
      Section 2.12       Insurance . . . . . . . . . . . . . . . . . . .   14
      Section 2.13       Miscellaneous Matters . . . . . . . . . . . . .   15
      Section 2.14       Conditions Precedent to Consummation
                           of the Separation and the IPO . . . . . . . .   16

ARTICLE III.       THE DISTRIBUTION. . . . . . . . . . . . . . . . . . .   17
                                            3.
      Section 3.01       The Distribution. . . . . . . . . . . . . . . .   17
      Section 3.02       Cooperation Prior to the
                           Distribution. . . . . . . . . . . . . . . . .   17
      Section 3.03       Conditions to Distribution. . . . . . . . . . .   17
      Section 3.04       Fractional Shares . . . . . . . . . . . . . . .   18
      Section 3.05       The Capital One and Capital
                           One Bank Boards . . . . . . . . . . . . . . .   18

ARTICLE IV.        INDEMNIFICATION . . . . . . . . . . . . . . . . . . .   18
                                            4.
      Section 4.01       Indemnification by Signet . . . . . . . . . . .   18
      Section 4.02       Indemnification by Capital One. . . . . . . . .   19
      Section 4.03       Limitations on Indemnification
                           Obligations . . . . . . . . . . . . . . . . .   19
      Section 4.04       Procedures for Indemnification of
                           Third Party Claims. . . . . . . . . . . . . .   20
      Section 4.05       Remedies Cumulative . . . . . . . . . . . . . .   21
      Section 4.06       Survival of Indemnities . . . . . . . . . . . .   21

ARTICLE V.         ACCESS TO INFORMATION; SERVICES . . . . . . . . . . .   22
                                            5.
      Section 5.01       Provision of Corporate Records. . . . . . . . .   22
      Section 5.02       Access to Information . . . . . . . . . . . . .   22
      Section 5.03       Production of Witnesses . . . . . . . . . . . .   22
      Section 5.04       Retention of Records. . . . . . . . . . . . . .   22
      Section 5.05       Confidentiality . . . . . . . . . . . . . . . .   22
      Section 5.06       Provision of Services . . . . . . . . . . . . .   23
      Section 5.07       Use of Name . . . . . . . . . . . . . . . . . .   23
      Section 5.08       Covenant on Competition . . . . . . . . . . . .   23

ARTICLE VI.        MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .   24
                                            6.
      Section 6.01       Complete Agreement; Construction. . . . . . . .   24
      Section 6.02       Survival of Agreements. . . . . . . . . . . . .   24
      Section 6.03       Expenses. . . . . . . . . . . . . . . . . . . .   24
      Section 6.04       Dispute Resolution. . . . . . . . . . . . . . .   24
      Section 6.05       Binding Arbitration . . . . . . . . . . . . . .   24
      Section 6.06       Governing Law . . . . . . . . . . . . . . . . .   25
      Section 6.07       Consent to Jurisdiction . . . . . . . . . . . .   25
      Section 6.08       Notices . . . . . . . . . . . . . . . . . . . .   25
      Section 6.09       Amendments. . . . . . . . . . . . . . . . . . .   26
      Section 6.10       Successors and Assigns. . . . . . . . . . . . .   26
      Section 6.11       Termination . . . . . . . . . . . . . . . . . .   26
      Section 6.12       No Third Party Beneficiaries. . . . . . . . . .   26
      Section 6.13       Titles and Headings . . . . . . . . . . . . . .   26
      Section 6.14       Legal Enforceability. . . . . . . . . . . . . .   26
      Section 6.15       No Waivers. . . . . . . . . . . . . . . . . . .   27
      Section 6.16       Counterparts. . . . . . . . . . . . . . . . . .   27
      Section 6.17       Performance . . . . . . . . . . . . . . . . . .   27

Annex A:    Employee Benefits Agreement
Annex B:    Tax Sharing Agreement
Annex C:    Underwriting Agreement
Annex D     Capital One Certificate of Incorporation and By-Laws

SCHEDULE 2.01(c)         Form of Credit Agreement
SCHEDULE 2.02(a)         Capital One Bank Assets
SCHEDULE 2.02(b)         Excluded Assets
SCHEDULE 2.02(d)         Excluded Liabilities
SCHEDULE 2.05(b)         Material Consents
SCHEDULE 2.07            Capital One Board of Directors at
                           time of IPO
SCHEDULE 2.10(b)         Form of Signet/Virginia Interim
                           Services Agreement
SCHEDULE 2.10(c)         Form of Capital One Interim
                           Services Agreement
SCHEDULE 2.11(i)         Form of Retained Portfolio, Origination,
                           Servicing and Management Agreement
SCHEDULE 2.11(ii)        Form of Secured Card Master Deposit
                           Agreement
SCHEDULE 2.11(iii)       Form of Non-Card Products Agreement
SCHEDULE 2.11(iv)        Form of Lease Agreement
SCHEDULE 2.11(v)         Form of Cash Management Services Agreement
SCHEDULE 2.11(vi)        Form of Account Access Card and ATM Card
                           Agreement
SCHEDULE 5.07            Transition usage of SIGNET name and mark

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                SEPARATION, DISTRIBUTION AND INDEMNITY AGREEMENT


            SEPARATION, DISTRIBUTION AND INDEMNITY AGREEMENT (this "Agree-ment"), dated as of November 15, 1994, by and among SIGNET BANKING CORPORATION, a Virginia corporation ("Signet"), Signet Bank/Virginia, a Virginia state member bank and a wholly owned subsidiary of Signet ("Signet/Virginia") and CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Signet ("Capital One"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in Section 1.01.

            WHEREAS, the Signet Board and the Signet/Virginia Board have determined that it is appropriate and desirable to transfer to a separate limited purpose credit card banking subsidiary certain operations and assets of the credit card services businesses currently conducted by Signet/Virginia (the "Separation") and, in order to effect the transfer of the Capital One Bank Assets to, and the assumption of the Capital One Bank Liabilities by, Capital One Bank, Signet and Signet/Virginia have filed applications with the Bureau of Financial Institutions, the Federal Reserve Board and the FDIC to form Capital One Bank as a limited purpose credit card bank within the scope of 12 U.S.C. (Section Mark)1841(c)(2)(F) and to cause Capital One Bank to become a member of the Federal Reserve System and of the Bank Insurance Fund of the FDIC; and

            WHEREAS, the Signet Board and the Signet/Virginia Board have further determined that it is appropriate and desirable to cause Capital One Bank to become a wholly owned subsidiary of Capital One and, subject to certain conditions, to complete an initial public offering of up to 19.9% of the outstanding shares of Capital One Common Stock (the "IPO"); and

            WHEREAS, the Signet Board has further determined that it is appropriate and desirable to distribute, subject to certain conditions, to the stockholders of Signet on a pro rata basis all of Signet's interest in the Capital One Common Stock on the Distribution Date as specified herein (the "Distribution"); and

            WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended; and

            WHEREAS, Signet, Signet/Virginia and Capital One have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the IPO, the Distribution and certain other agreements that will govern certain matters relating to the Separation, the IPO and the Distribution.

            NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
   1.
            Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            Action: any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

            Affiliate: as defined in Rule 12b-2 under the Exchange Act, including with respect to Capital One, any Capital One Subsidiary and with respect to Signet, any Signet Subsidiary.

            Agent: the distribution agent for the Distribution selected by Signet, such selection to be reasonably acceptable to Capital One.

            Bridge Financing Facility: the Credit Agreement among Signet/Virginia, Capital One Bank, Morgan Guaranty Trust Company of New York, as Administrative Agent, and the banks listed therein, a form of which is attached hereto as Schedule 2.01(c).

            Bureau of Financial Institutions: the Bureau of Financial Institutions of the Virginia Corporation Commission.

            Capital One Bank Assets:  as defined in Section 2.02(a).

            Capital One Bank Business: the credit card services business engaged in, prior to the Closing Date, by Signet/Virginia and as of the Closing Date and thereafter, by Capital One Bank through use of the Capital One Bank Assets but, in each case, excluding the Retained Portfolio.

            Capital One Bank Liabilities:  as defined in Section 2.02(c).

            Capital One Common Stock: the common stock, par value $.01 per share, of Capital One.

            Capital One Interim Services Agreement: the Capital One Interim Services Agreement among Signet, Signet/Virginia, Capital One and Capital One Bank described in Section 2.10(c).

            Capital One Subsidiary: any Subsidiary of Signet or Capital One that will be a Subsidiary of Capital One immediately following the Closing Date, and any other Subsidiary of Capital One which thereafter may be organized or acquired.

            Closing Date:  as defined in the Underwriting Agreement.

            Code:  the Internal Revenue Code of 1986, as amended.

            Commission:  the Securities and Exchange Commission.

            Consents: consents, waivers, amendments, permits or license transfers or other assignments of any kind.

            Distribution:  as defined in the recitals of this Agreement.

            Distribution Date: the first business day 90 days, or as soon thereafter as practicable, after the Closing Date on which the Distribution shall be effected in accordance with, and subject to, the terms and conditions as specified herein.

            EDS Agreement: the data processing and related services agreement between Signet and its affiliates and Electronic Data Systems.

            Effective Date: the date on which the IPO Registration Statement is declared effective.

            Employee Benefit Plan: an employee welfare benefit plan or an employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA or a plan which is both an employee welfare benefit plan and an employee pension benefit plan.

            Employee Benefits Allocation Agreement: the Employee Benefits Agreement between Signet and Capital One, the form of which is attached hereto as Annex A.

            ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

            Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

            Excluded Assets:  as defined in Section 2.02(b).

            Excluded Liabilities:  as defined in Section 2.02(d).

            Excluded Securitization:  as defined in Section 2.02(b)(i).

            FDIC:  the Federal Deposit Insurance Corporation.

            Federal Reserve Board: the Board of Governors of the Federal Reserve System.

            Information Statement: the information statement to be sent to the holders of Signet Common Stock in connection with the Distribution.

            Insurance Proceeds: those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments (including reserves) or retrospectively rated premium adjustments.

            Intercompany Servicing Agreements:  the Intercompany
Servicing Agreements described in Section 2.11.

            Interim Services Agreements: the Signet/Virginia Interim Services Agreement and the Capital One Interim Services Agreement.

            IPO:  as defined in the recitals of this Agreement.

            IPO Registration Statement: the registration statement on Form S-1 filed by Capital One with the Commission to effect the registration of the Capital One Common Stock to be sold in the IPO pursuant to the Securities Act.

            IRS:  the Internal Revenue Service.

            Liabilities: any and all debts, liabilities and obligations, including all contractual obligations, and all obligations as agent, servicer, lessor or lender, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking including, without limitation, those arising under this Agreement.

            Losses: any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

            Mark:  collectively, the following federally registered marks:

            Mark                       Registration No.

      SIGNET Stylized                       1,411,650
      SIGNET                                1,411,651


            MasterCard: MasterCard International, Incorporated, a Delaware corporation.

            Non-Card Products:  as defined in Schedule 2.11(iii).

            NYSE:  the New York Stock Exchange, Inc.

            Operative Agreements: the Employee Benefits Allocation Agreement, the Interim Services Agreements, the Intercompany Servicing Agreements, the Tax Sharing Agreement, the Bridge Financing Facility and the Underwriting Agreement.

            Proprietary Information:  as defined in Section 2.02(a).

            Prospectus: the prospectus, whether preliminary or final, and as amended or supplemented, to be delivered to prospective purchasers of Capital One Common Stock in connection with the IPO.

            Record Date: the close of business on the date to be determined by the Signet Board as the record date for the Distribution.

            Retained Portfolio: the credit card accounts and receivables, and assets and liabilities related thereto, and the interests in the Securitizations to be retained by Signet and any Signet Subsidiary, as described on Schedule 2.02(b)(i).

            Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

            Securitizations: the trusts and related rights, interests and obligations created in connection with Signet/Virginia's on-going credit card securitization program.

            Separated Employee: any individual who, on or prior to the Distribution Date, was employed by Signet or any Signet Subsidiary or Capital One or any Capital One Subsidiary) and who, on or after the Distribution Date, or otherwise in connection with the Distribution, remains or, within 60 days after the Distribution Date, becomes, as the case may be, employed by Capital One or any Capital One Subsidiary, including any beneficiary or dependent of such individual, as applicable.

            Separation:  as defined in the recitals of this Agreement.

            Signet Assets: subject to the provisions of the Operative Agreements, all of the assets of Signet, or any Signet Subsidiary, other than the Capital One Bank Assets.

            Signet Board:  the Board of Directors of Signet.

            Signet Business: the businesses (formerly or currently) conducted or to be conducted by Signet and its Subsidiaries other than the Capital One Bank Business.

            Signet Common Stock: the common stock, par value $5.00 per share, of Signet.

            Signet Subsidiary: any Subsidiary of Signet, other than Capital One or any Capital One Subsidiary, including any Subsidiary of Signet following the Distribution Date and any other Subsidiary of Signet which thereafter may be organized or acquired.

            Signet/Virginia Board:  the Board of Directors of Signet/Virginia.

            Signet/Virginia Interim Services Agreement:  the
Signet/Virginia Interim Services Agreement among Signet,
Signet/Virginia, Capital One and Capital One Bank described in Section
2.10(b).

            Subsidiary: with respect to any specified person, any corporation or other legal entity of which such person or any Subsidiary controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

            Tax:  as defined in the Tax Sharing Agreement.

            Tax Sharing Agreement: the Tax Sharing Agreement between Signet and Capital One, the form of which is attached hereto as Annex B.

            Underwriters: the underwriters as set forth in the Underwriting Agreement.

            Underwriting Agreement: the Underwriting Agreement to be entered into on the Effective Date by the Underwriters, Signet and Capital One, a form of which is attached hereto as Annex C.

            Visa:  Visa U.S.A., Inc., a Delaware corporation.

            Section 1.02 Exhibits, etc. References to an "Exhibit" or "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to "Section" or "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement.

            Section 1.03 References to Time. All references in this Agreement to times of day shall be to Eastern time.


                                  ARTICLE II

                     CERTAIN TRANSACTIONS PRIOR TO AND IN
CONNECTION WITH THE SEPARATION AND THE IPO
   2.
            Section 2.01 The Separation. Subject to the conditions specified in Section 2.14, Signet, Signet/Virginia and Capital One agree to take the following actions in connection with the Separation:

            (a) Prior to the Effective Date, Signet, Signet/Virginia and Capital One shall take all actions, including, without limitation, mutual agreement on the forms of the instruments referred to in Section 2.01(e), necessary to transfer to Capital One Bank, effective as of the Closing Date, all of the right, title and interest of Signet and its Subsidiaries in the Capital One Bank Assets and to have Capital One Bank assume and agree to pay, perform and discharge in due course all of the Capital One Bank Liabilities.

            (b) Prior to the Effective Date, Signet and Signet/Virginia shall, and Signet/Virginia shall cause Signet Properties Company, a wholly owned subsidiary of Signet/Virginia, to, take all actions necessary to transfer certain real property presently owned by Signet Properties Company as identi- fied on Schedule 2.02(b)(ii) and any liabilities related thereto to Signet/Virginia from Signet Properties Company.

            (c) Prior to the Effective Date, Signet/Virginia shall enter into the Bridge Financing Facility. The parties hereto agree to take all reasonable action as may be necessary to arrange the Bridge Financing Facility and to allow Signet/Virginia to draw down the required funding concurrently with the closing of the IPO. Signet and Capital One shall par- ticipate in the preparation of all materials and presentations as may be rea- sonably necessary to secure funding pursuant to the Bridge Financing Facility, including without limitation, rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under the Bridge Financing Facility and to obtain permanent funding sources for Capital One Bank following the consummation of the IPO in order to permit Capital One Bank to repay the obligations which it shall assume under the Bridge Financ- ing Facility.

            (d) Prior to the transfer of all the outstanding capital stock of Capital One Bank to Capital One as contemplated in Section 2.01(e), and subsequent to the transfer of certain real property owned by Signet Properties Company as contemplated in Section 2.01(b), Signet, Signet/Virginia and Capital One shall, and Signet/Virginia shall cause Signet Properties Company to, take all actions necessary to merge Signet Properties Company with and into Capital One Bank.

            (e) On the Closing Date, Signet and Signet/Virginia shall execute and deliver to Capital One Bank instruments of transfer, conveyance and assignment evidencing the valid and effective transfer, conveyance and assignment of all of Signet's or Signet/Virginia's right, title and interest in and to the Capital One Bank Assets to Capital One Bank and Capital One Bank shall execute and deliver to Signet or
Signet/Virginia, as   the case may be, an instrument of assumption
evidencing the valid and effective assumption of the Capital One Bank Liabilities, all said instruments to be in a form mutually satisfactory to the parties to this Agreement. On the Closing Date, and immediately following the Separation, Signet and Signet/Virginia shall transfer all Signet's and Signet/Virginia's right, title and interest in and to all of the outstanding capital stock of Capital One Bank to Capital One by means of a distribution of said capital stock by Signet/Virginia to Signet and a contribution of said capital stock by Signet to Capital One and the parties hereto shall execute such transfer instruments as they mutually deem appropriate to effectuate and evidence said transfer. Capital One and Signet shall also take all reasonable action as may be neces- sary to establish a liquidity portfolio for Capital One Bank as contemplated in the IPO Registration Statement.

            (f) Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party, it being agreed and understood that all such assets are being transferred "as is"; provided, however, that the transfer instruments executed and delivered pursuant to Sections 2.01(d) and (e) shall provide that the transfer, conveyance and assignment of the Capital One Bank Assets and the outstanding capital stock of Capital One Bank shall be free and clear of any adverse claim, lien, mortgage, charge, security interest, pledge, option, encumbrance or other restriction or limitation held by Signet, Signet/Virginia or any Signet Affiliate (other than Capital One or a Capital One Subsidiary).

            Section 2.02 The Capital One Bank Assets and Capital One Bank Liabilities.

            (a) For purposes of this Agreement, "Capital One Bank Assets" shall mean (without duplication):

            (i) all credit accounts and the related contractual agreements (the "Accounts") (w) with any holder (each a "Cardholder") of a MasterCard or Visa credit card issued by Signet/Virginia prior to the Closing Date (each, a "Credit Card") whether or not such Account has been closed on or prior to the Closing Date, (x) entered into between Signet/Virginia and a Cardholder prior to the Closing Date, (y) subject to an agreement between a third party issuer of credit cards and a Card- holder which has been assigned by such issuer to Signet/Virginia prior to the Closing Date, or (z) arising from any Credit Card solicitations commenced prior to the Closing Date;

           (ii) any and all amounts owing by the Cardholders to Signet/Virginia in connection with the Accounts, including, without limitation, accrued interest, annual fees and other fees and other finance and service charges, in each case, whether or not billed, (the "Accounts Receivable");

          (iii) any and all rights which Signet/Virginia has in and to all of the outstanding Credit Cards, together with any enhancements or other contract rights, including, without limitation, any security interests granted with respect to such Credit Cards (collectively, the "Contract Rights") provided in connection therewith;

           (iv) any and all books and records under Signet/Virginia's control, including, without limitation, all Account applications, Cardholder Lists, statements, books and records, correspondence, forms and other documents, in each case relating to the Capital One Bank Assets to be transferred to Capital One Bank, whether in paper, microfilm, micro- fiche, magnetic tape or other form ("Records"). "Cardholder List" shall mean all names, addresses, account numbers and all other information contained on Signet/Virginia's master file tape or otherwise relating to Cardholders whose Accounts are to be transferred to Capital One Bank;

            (v) all of Signet/Virginia's rights to interchange fees arising prior to, on or after the Closing Date under the bylaws of MasterCard and Visa which are earned with respect to the Accounts on and after the Closing Date;

           (vi) any Accounts Receivable arising prior to, on or after the Closing Date in connection with the Accounts on or after the Closing Date;

          (vii) any recoveries with respect to the Accounts, whether received prior to, on or after the Closing Date, including, without limitation, any amounts recovered pursuant to any credit life, credit disability or unemployment insurance policies covering any obligor under such Accounts;

         (viii) any owned, and the contractual rights with respect to any leased, personal property used primarily in, or necessary or useful for, the Capital One Bank Business, as generally described on Schedule 2.02(a)(viii);

           (ix) the real property and leasehold interests identified on Schedule 2.02(a)(ix);

            (x) the licenses or other permits used primarily in the Capital One Bank Business, as identified on Schedule 2.02(a)(x);

           (xi) the trademarks used primarily in the Capital One Bank Business, as identified on Schedule 2.02(a)(xi), provided, however, that the SIGNET name and trademark shall only be included among the Capital One Bank Assets to the extent provided in
      Section 5.07;

          (xii) any and all proprietary information, including all models, frameworks, operating practices, computer programs, trade secrets, test results, software and data files, relating to the solicitation, acquisition, servicing, collections, management and retention of Accounts and Cardholders, or otherwise used in the Capital One Bank Business (the "Proprietary Information");

         (xiii) all rights with respect to the contracts identified on Schedule 2.02(a)(xiii);

          (xiv) all rights with respect to the Securitizations (other than the Excluded Securitizations) identified on Schedule
      2.02(a)(xiv);

           (xv) the other assets related to the Capital One Bank Business described on Schedule 2.02(a)(xv);

          (xvi) the data and other assets relating to the Non-Card Products to be transferred to Capital One Bank as specified in the Non-Card Products Agreement attached hereto as Schedule 2.11(iii);

         (xvii) cash or high quality liquid securities reasonably acceptable to Capital One in an amount sufficient to make the net capital contribution associated with the contribution of the Capital One Bank Assets to, the assumption of the Capital One Bank Liabilities by, and the merger of Signet Properties Company into, Capital One Bank equal to $360 million; provided, however, that such amount will be reduced dollar for dollar to the extent that the net proceeds from the IPO (without taking into account any amount that may be received as a result of the exercise of the over-allotment option) exceed $100 million;


        (xviii)    that certain interest rate swap entered into by
      Signet/Virginia in August 1994 with a third party for a notional amount of $500 million covering the period from September 1, 1994 through August 15, 1997 pursuant to which Signet/Virginia pays three month LIBOR and receives 6.74%;

          (xix) that certain interest rate swap entered into by Signet/Virginia in August 1994 with a third party for a notional amount of $39 million covering the period from September 1, 1994 through October 15, 1997 pursuant to which Signet/Virginia pays three month LIBOR and receives 6.78%; and

           (xx) that certain forward starting interest rate swap entered into by Signet/Virginia in September 1994 with a third party for a variable notional amount ranging from $4.8 to $0.6 billion covering the period from January 3, 1995 through April 13, 1995 pursuant to which Signet/Virginia pays 5.875% and receives three month LIBOR;

provided, however, that the Capital One Bank Assets shall not include the Excluded Assets referred to in Section 2.02(b) below.

            (b) For the purposes of this Agreement, "Excluded Assets" shall mean:

            (i) the assets relating to the Retained Portfolio, including any assets referred to in clauses (i) - (vii) of Section 2.02(a) above which relate to the Accounts described in Schedule 2.02(b)(i) and including certain rights with respect to the Securitizations as set forth on Schedule 2.02(b)(i) (the "Excluded Securitizations");

           (ii) certain of the real properties presently owned by Signet Properties Company as identified on Schedule 2.02(b)(ii);

          (iii) other than as set forth in Section 2.02(a), all rights with respect to any interest rate swaps or similar instruments used by Signet/Virginia in connection with funding, liquidity or interest rate risk management related to the Capital One Bank Business prior to the Closing Date;

           (iv) any assets the ownership of which has been retained by Signet or any Signet Subsidiary on an interim or permanent basis pursuant to the terms of any of the Operative Agreements; and

            (v)    the selected other assets identified on Schedule
      2.02(b)(v);

            (c) For the purposes of this Agreement, "Capital One Bank Liabilities" shall mean (without duplication):

            (i) all Liabilities of Signet or Signet/Virginia relating to or arising in connection with the Capital One Bank Assets or the Capital One Bank Business, whether arising before, on or after the Closing Date;

           (ii) all Liabilities which have been assumed by Capital One or Capital One Bank pursuant to the terms of any of the Operative Agreements;

          (iii) all Liabilities of Signet/Virginia under the Bridge Financing Facility;

           (iv) Liabilities of Signet/Virginia in an amount to be specified by Signet and Signet/Virginia as of the Closing Date not to exceed $500 million under existing federal funds lines between Signet/Virginia and Signet's other subsidiary banks;

            (v) all Liabilities related to the Signet Master Trust established pursuant to the Pooling and Servicing Agreement dated as of September 30, 1993 by and between Signet/Virginia and The Bank of New York, as trustee, including without limitation, all Liabilities under any related credit enhancement agreements and any related underwriting agreements; and

           (vi) all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to any preliminary or final registration statement or prospectus relating to any Securitization except with respect to such statements or omissions which relate to the Signet Assets, including, without limitation, Excluded Securitizations, or the Signet Business or to the transactions contemplated by this Agreement;

provided, however, that the Capital One Bank Liabilities shall not include the Excluded Liabilities referred to in Section 2.02(d) below.

            (d)    For the purposes of this Agreement, "Excluded
Liabilities" shall mean:

            (i) all Liabilities of Signet or any Signet Affiliate relating to, or arising in connection with, the Signet Assets or the Signet Business, whether arising before, on or after the Closing Date;

           (ii) all Liabilities which have been retained or assumed by Signet or any Signet Affiliate pursuant to the terms of any of the Operative Agreements;

          (iii) all deposit Liabilities and other funding obligations of Signet/Virginia except for the assumed funding expressly set forth in Sections 2.02(c)(iii) and 2.02(c)(iv);

           (iv) all Liabilities relating to the EDS Agreement and the services provided thereunder, except as specifically set forth on
      Schedule 2.02(d)(iv);

            (v) all Liabilities relating to, or arising in connection with, the Excluded Assets, whether arising before, on or after the Closing Date; and

           (vi) any additional Liabilities of Signet/Virginia which are required to be reflected on the balance sheet of Signet/Virginia as of the Closing Date in accordance with generally accepted accounting principles and which are not included in the Capital One Bank Liabilities for the purposes of calculating the amount of assets to be contributed to Capital One Bank under Section 2.02(a)(xvii).

            Section 2.03 The IPO. Subject to the conditions specified in Section 2.14, Signet and Capital One shall use their best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 2.03.

            (a) Capital One, in consultation with Signet, shall have filed the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the Commission or federal securities laws. Signet and Capital One shall also cooperate in pre- paring, filing with the Commission and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO and the other transactions contemplated by the Employee Benefits Allocation Agreement and this Agreement.

            (b) Capital One and Signet shall enter into the Underwriting Agreement.

            (c) Signet and Capital One shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

            (d) Capital One shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the IPO.

            (e) Capital One shall prepare, file and seek to make effective, an application for listing of the Capital One Common Stock on the NYSE, subject to official notice of issuance.

            (f) Signet and Capital One shall each participate in the preparation of materials and presentations as the Underwriters of the IPO shall deem necessary or desirable.

            (g) Capital One shall pay all expenses relating to the IPO (including the fees of the advisors and counsel to Signet and to Capital One), all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters' discount as provided in the Underwriting Agreement. Notwithstanding anything to the contrary that may be contained in the Underwriting Agreement, the provisions of this paragraph shall govern and control the allocation of IPO expenses as between Capital One and Signet.

            Section 2.04 Proceeds of the IPO. Signet and Capital One covenant and agree that the IPO will be a primary offering of Capital One Common Stock and that the net proceeds of the IPO will be retained by Capital One and Capital One Bank.

            Section 2.05  Regulatory Approvals and Consents.

            (a) Each of the parties hereto agrees that it will use its reasonable best efforts to cause the applications filed with the Bureau of Financial Institutions, the Federal Reserve Board and the FDIC in connection with the establishment of Capital One Bank as a wholly owned subsidiary of Signet/Virginia to be accepted and approved prior to the Effective Date. Prior to the Effective Date, the parties shall also seek appropriate confirmation from the FDIC, that following consummation of the Distribution Capital One Bank and the Signet subsidiary banks will not be "commonly controlled" within the meaning of the cross-guarantee provisions of 12 U.S.C. (Section Mark) 1815(e). To the extent the Separation, IPO and Distribution require additional regulatory approvals from any federal or state regulatory agency or other government body, the parties hereto shall likewise use their reasonable best efforts to cause such applications to be filed and approvals to be obtained as promptly as practicable prior to the Effective Date.

            (b) Each of the parties hereto agrees that it will use its reasonable best efforts to obtain (i) prior to the Effective Date, all material Consents necessary to effect the Separation and the IPO and
(ii) prior to the Distribution Date, all material Consents necessary to effect the Distribution. Schedule 2.05(b) sets forth a listing of all material Consents which the parties hereto have determined as of the date of this Agreement to be required in connection with the consummation of the Separation, the IPO or the Distribution.

            Section 2.06 Certificate of Incorporation; By-Laws. As soon hereafter as practicable, Signet and Capital One shall take all action necessary so that, at the Effective Date, the Certificate of Incorporation and By-Laws of Capital One shall be substantially in the form attached hereto as Annex D.

            Section 2.07  Boards of Directors.

            (a) Capital One Bank. At the Closing Date, the Board of Directors of Capital One Bank shall consist of the individuals specified in the application of Signet to the Bureau of Financial Institutions to establish Capital One Bank.

            (b) Capital One. At the Closing Date, the Board of Directors of Capital One shall consist of the individuals listed on
Schedule 2.07. Capital One agrees that promptly following the IPO, it shall undertake to appoint an additional director, which director shall not be affiliated with Capital One or any of its Subsidiaries nor Signet or any of its Subsidiaries.

            Section 2.08  Execution and Delivery of Operative
Agreements. As promptly as practicable after the execution and delivery of this Agreement, but in no event later than the Effective Date, Signet, Signet/Virginia and Capital One and Capital One Bank shall each execute and deliver each of the Operative Agreements to which they are a party.

            Section 2.09  Further Assurances.

            (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under ap- plicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. In the event that prior to the Distribution Date it is determined by any party hereto that with respect to the Capital One Bank Assets (i) any item has been inadvertently omitted from Schedule 2.02(a) or Schedule 2.02(b), the parties hereto shall cooperate to amend such Schedule to include such item or (ii) any item has been inadvertently included on Schedule 2.02(a) or Schedule 2.02(b) the parties hereto shall cooperate to amend such Schedule to remove such item therefrom. Without limiting the foregoing, each party hereto shall cooperate with the other parties, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to ef- fectuate the provisions and purposes of this Agreement and the transfers of assets and assumption of Liabilities and the other transactions contemplated hereby. If the transfer of any assets intended to be transferred hereunder is not consummated prior to or at the Closing Date, then the party hereto retaining such asset shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party enti- tled thereto) and shall take such other action as may be reasonably requested by the party to whom such asset is to be transferred in order to place such party, insofar as reasonably possible, in the same position as if such asset had been transferred as contemplated hereby. If and when any such asset be-comes transferable, such transfer shall be effected forthwith. The parties hereto agree that, as of the Closing Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership of all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

            (b) Without limiting the generality of Section 2.09(a), Signet, as the sole stockholder of Capital One, and Signet/Virginia, as the sole stockholder of Capital One Bank, shall each ratify any actions which are reasonably necessary or desirable to be taken by Capital One or Capital One Bank, as the case may be, to effectuate the transactions contemplated by this Agreement. On or prior to the Closing Date, Signet shall take all actions as may be necessary to approve the Employee Benefit Plan of Capital One in order to satisfy the requirement of Rule 16b-3 under the Exchange Act.

            (c) Without limiting the generality of Sections 2.09(a) and 2.09(b), the parties hereto agree to take any reasonable actions determined by tax counsel to be necessary in order for the Distribution to qualify as a tax-free distribution within the meaning of Section 355 of the Code.

            Section 2.10  Interim Services Agreements.

            (a) Signet/Virginia has historically provided to Capital One Bank various assistance and support in connection with the Capital One Bank Business and the Capital One Bank Assets, including assistance and support related to accounting, tax, payroll, stockholders and public relations, funding, and other administrative services. Signet/Virginia will continue to provide such assistance and support as is necessary or desirable to maintain the Capital One Bank Business and the Capital One Bank Assets through 5:00 p.m. Eastern time on the Closing Date, and thereafter in accordance with the terms of the Signet/Virginia Interim Services Agreement.

            (b) Signet/Virginia shall assist Capital One Bank and Capital One in establishing their own policies, procedures and operations in connection with the activities generally described in
Section 2.10(a) from and after 5:00 p.m. Eastern time on the Closing Date. The manner by which such services shall be provided and the fees and other terms relating thereto shall be set forth in the Signet/Virginia Interim Services Agreement as described more fully in the agreement attached as Schedule 2.10(b).

            (c) Certain data processing and budgetary systems historically used by Signet/Virginia will be transferred to Capital One Bank as part of the Capital One Bank Assets. Capital One Bank will continue to provide such assistance or support as is necessary or desirable in connection with such data processing and budgetary systems through 5:00 p.m. Eastern time on the Closing Date, and thereafter in accordance with the terms of the Capital One Interim Services Agreement as described more fully in the agreement attached as Schedule 2.10(c).

            Section 2.11 Intercompany Servicing Agreements. In connection with the Separation, Signet, Signet/Virginia, Capital One and Capital One Bank shall enter into the following Intercompany Servicing Agreements, forms of which are attached hereto as Schedule 2.11: (i) the Retained Portfolio, Origination, Servicing and Management Agreement;
(ii) the Secured Card Master Deposit Agreement; (iii) the Non-Card Products Agreement; (iv) the Lease Agreement; (v) the Cash Management Services Agreements and (vi) the Account Access Card and ATM Card Agreement.

            Section 2.12  Insurance.

            (a) Signet has historically provided insurance coverage related to the Capital One Bank Business and the Capital One Bank Assets through various policies maintained by Signet for the benefit of itself and its Subsidiaries for workers' compensation, general liability, fire and other types of losses. Signet will use its reasonable best efforts to continue to provide such coverage in accordance with its past practice to Capital One and Capital One Bank, and with respect to the Capital One Bank Assets, from the date such coverage first commenced until 5:00 p.m. Eastern time on the Distribution Date or such later date as may be agreed to in writing by Signet and Capital One and accepted by the relevant insurers, and Capital One and Capital One Bank shall each make payments to Signet to reimburse Signet for its pro rata share of any premiums for any coverage for periods after 5:00 p.m. Eastern time on the Distribution Date in accordance with the past practice estab-lished by Signet in connection with the insurance of the assets and business relating to the Capital One Bank Business. To the extent that losses by Capital One Bank are not covered by such third-party insurers, Signet will not be required to reimburse Capital One Bank for such losses.

            (b) Signet shall use its reasonable best efforts to assist Capital One and Capital One Subsidiaries in obtaining initial insurance coverage for Capital One and Capital One Subsidiaries from and after the Distribution Date in such amounts as are agreed upon by the parties. Following the Distribution Date, each of the parties shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection of proceeds.

            (c) Signet and Capital One each agree that (i) Capital One and Capital One Bank shall each have the right to present claims to Signet or Signet's insurers under all policies of insurance placed by Signet on Capital One's or Capital One Bank's behalf, or which include Capital One or Capital One Bank as insureds, and (ii) Signet shall submit such claims to Signet's insurers on a timely basis or shall assist Capital One or Capital One Bank, as the case may be, in the submission of such claims to such insurers. The parties agree that certain policies are written on an "occurrence" basis and may provide coverage to Capital One or Capital One Bank, as the case may be, for incidents occurring prior to the Distribution Date even though the claim was first made after the Distribution Date and that other policies are writ- ten on a "claims made" basis and that such policies may not provide coverage to Capital One or Capital One Bank, as the case may be, for incidents oc- curring prior to the Distribution Date but which are first reported after the Distribution Date.

            (d) With respect to any insured Losses or retroactive premium adjustments relating to assets and/or operations of the Capital One Bank Business prior to the Distribution Date or such later date as may be agreed to pursuant to Section 2.12(a) hereof: Signet shall pay over to Capital One or Capital One Bank any Insurance Proceeds (or, in the case of workers' compensation insurance, Capital One Bank's pro rata share of such proceeds) it receives on account of such Losses, net of the amount of any applicable premium adjustments, retrospectively-rated premium adjustments or other costs which are paid or estimated by Signet to be paid by Signet in the ordinary course of business and any costs incurred by Signet in collecting such pro- ceeds. If Signet's estimate of such adjustments or other costs proves to be too small or too great, the difference between the estimate and the actual adjustments and other costs shall be paid back to Signet or over to Capital One or Capital One Bank, respectively, within one year after the initial pay- ment of insurance proceeds is made.

            Section 2.13  Miscellaneous Matters.

            (a) Prior to the Closing Date, Signet shall advise Capital One of any obligations, performance or surety bonds, comfort letters and other similar obligations of Signet and the Signet Subsidiaries relating to the Capital One Bank Assets. Capital One and Capital One Bank shall each use its reasonable best efforts from and after the Closing Date to obtain the release of Signet and the Signet Subsidiaries from all such obligations or liabil- ities.

            (b) Between the Closing Date and the Distribution Date, neither Signet nor Capital One shall issue, sell or transfer any shares of Capital One Common Stock, other than shares or options granted pursuant to the Company's stock option plans and any restricted stock issued in connection with the IPO, or enter into any binding obligation to do so or take any other actions which would prevent the Distribution from qualifying as a tax-free distribution within the meaning of
Section 355 of the Code.

            (c) Capital One, Signet and Signet/Virginia agree, and Capital One shall cause Capital One Bank, to enter into any and all other appropriate arm's length agreements beyond those explicitly contemplated by this Article II as may be necessary or appropriate in order to satisfy any conditions imposed by the Underwriters or pursuant to the terms of the Bridge Financing Facility or otherwise necessary or appropriate to effectuate the transactions contemplated by this Agreement and to provide for the continued ordinary course operations of the Capital One Bank Business and the Signet Business as contemplated by the terms of this Agreement and the related Operating Agree- ments.

            Section 2.14 Conditions Precedent to Consummation of the Separation and the IPO. As soon as practicable after the date of this Agreement, the parties hereto shall use their reasonable best efforts to satisfy the following conditions to the consummation of the Separation and the IPO:

            (a) The regulatory approvals specified in Section 2.05, as well as any other federal and state regulatory approvals and waivers and all material Consents of any third parties necessary to consummate the Separation and the IPO as provided in Section 2.05, shall have been obtained.

            (b) The Bridge Financing Facility shall have been signed and all conditions to the draw down of funds thereunder shall be satisfied.

            (c) The IPO Registration Statement shall have been filed and de- clared effective by the Commission.

            (d) The actions and filings with regard to state securities and blue sky laws described in Section 2.03 shall have been taken and, where applicable, have become effective or been accepted.

            (e) The Capital One Common Stock shall have been accepted for listing on the NYSE.

            (f) Capital One and Signet shall have entered into the Underwriting Agreement and all conditions to the obligations of the Underwriters thereunder shall have been satisfied or waived.

            (g) The Operative Agreements shall have been duly executed by the parties thereto.

            (h) The actions specified in Section 2.06 in connection with the Capital One Certificate of Incorporation shall have been taken.

            (i) The actions specified in Section 2.01(b) with respect to Signet Properties Company shall have occurred.

            (j) The actions specified in Section 2.01(e) with respect to conveyance of the Capital One Bank Assets, assumption of the Capital One Bank Liabilities and the contribution of the capital stock of Capital One Bank shall have occurred.

            (k) Signet shall own at least 80.1% of the outstanding stock of Capital One following the IPO, after giving effect to the issuance of any shares of restricted stock to any employees of Capital One, and all other conditions to permit the Distribution to qualify as a tax free distribution to Signet stockholders shall, to the extent applicable as of the time of the IPO, be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Dis- tribution or thereafter.

            (l) Capital One Bank shall have assumed Signet/Virginia's obligations under all agreements entered into in connection with the Securitizations except as otherwise specified in Schedules 2.02(a)(xiv) and 2.02(b)(i).

            (m) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement shall be in effect.

            (n) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and the IPO in order to assure the successful completion of the Separation and the IPO and the other transactions contemplated by this Agreement shall have been taken.


                                  ARTICLE III

                               THE DISTRIBUTION
   3.
            Section 3.01 The Distribution. Subject to Section 3.03 hereof, on or prior to the Distribution Date, Signet will deliver to the Agent for the benefit of holders of record of Signet Common Stock on the Record Date, a single stock certificate, endorsed by Signet in blank, representing all of the then outstanding shares of Capital One Common Stock owned by Signet, and shall cause the transfer agent for the Signet Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of Capital One Common Stock to each such holder or designated transferee or transferees of such holder. The Distribution shall be effective as of 5:00 p.m. Eastern time on the Distribution Date. Capital One and Signet, as the case may be, will provide to the Agent all share certificates and any infor- mation required in order to complete the Distribution on the basis of one share
of Capital One Common Stock for each [      share(s)] of Signet Common
Stock outstanding on the Record Date, subject to Section 3.04 hereof.

            Section 3.02  Cooperation Prior to the Distribution.

            (a) Signet and Capital One shall mail, prior to the Distribution Date, to the holders of Signet Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning Capital One and Capital One Bank, the Distribution and other matters. Signet and Capital One will pre- pare, and Capital One will, to the extent required under applicable law, file with the Commission the Information Statement and any requisite no action letters which the parties determine are necessary or desirable to effectuate the Distribution and Signet and Capital One shall each use its reasonable best efforts to obtain all necessary clearances from the Commission as soon as practicable.

            (b) Signet and Capital One shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States, in connection with the Distribution.

            (c) Signet and Capital One shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section
3.03 to be satisfied and to effect the Distribution on the Distribution
Date.

            (d) Prior to the Distribution Date, Signet and Capital One shall, and shall cause each of their respective Subsidiaries to, conduct their busi- ness and operations in accordance with the requirements of the Bank Holding Company Act of 1956 and the regulations promulgated thereunder.

            (e) Signet and Capital One agree that except as otherwise contemplated herein and in the related Operative Agreements, during the period between the consummation of the IPO and the Distribution Date, Capital One shall conduct its operations and the operations of Capital One Bank in the ordinary course of business consistent with past practices and that Sig- net will not seek to effect any material changes in the business or operations of Capital One or Capital One Bank.

            Section 3.03 Conditions to Distribution. The Signet Board intends to establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution such that the Distribution shall occur on the first business day that is at least 90 days following the Closing Date, or as soon as practicable thereafter, that each of the following conditions to the Distribution shall have been satisfied or waived by the Signet Board in its discretion: (i) Signet shall have received an opinion, based on certain representations of Signet and Capital One, from Wachtell, Lipton, Rosen & Katz or such other counsel as shall be reasonably acceptable to Signet and Capital One, that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code; (ii) the Signet Board shall have given final approval for the establishment of a record date for the Distribution; (iii) all requisite federal and state regulatory approvals and material consents which are required to effect the Distribution, shall have been received; (iv) an inde- pendent board of directors shall have been appointed for Capital One and Capital One Bank as provided for in Section 3.05; and (v) no order, injunc- tion or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect.

            Section 3.04 Fractional Shares. The parties agree that the Agent shall be directed as soon as practicable after the Distribution Date to determine the number of whole shares and fractional shares of Capital One Common Stock allocable to each holder of record of Signet Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at then prevailing prices and to cause to be distributed to each such holder to which a fractional share shall be alloca- ble such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal in- come tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

            Section 3.05 The Capital One and Capital One Bank Boards. Capital One and Signet shall each, and Capital One shall cause Capital One Bank to, take all actions which may be required, including the filing of any requisite notices or applications with the Federal Reserve Board and any other appropriate regulatory bodies, to elect or otherwise appoint as direc- tors of Capital One and Capital One Bank, on or prior to the Distribution Date, persons to be designated by a nominating committee of the Capital One's Board of Directors to constitute the Board of Directors of Capital One and the Board of Directors of Capital One Bank on the Distribution Date. Signet and Capital One shall take all steps necessary to ensure that neither Capital One nor Capital One Bank will have any common "management officials" with Signet and is Affiliates within the meaning of the Depository Institutions Management Interlocks Act, and the applicable regulations thereunder, as of the Distribution Date.


                                  ARTICLE IV

                                INDEMNIFICATION
   4.
            Section 4.01 Indemnification by Signet. Except with respect to employee benefits or other Liabilities to employees, which shall be governed by the Employee Benefits Allocation Agreement, and except with respect to claims for which Insurance Proceeds or other amounts are received, which shall be governed by Sections 2.12 and 4.03 hereof, Signet shall indemnify, defend and hold harmless Capital One, each Affiliate of Capital One and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Capital One Indemnitees") from and against any and all Losses of the Capital One Indemnitees arising out of or due to the failure of Signet or any of its Affiliates (other than a Capital One Indemnitee) to pay, perform or otherwise discharge any of the following items:

            (a) All Losses arising (whether before, on or after the Closing Date) in connection with the Signet Assets or the Signet
Business, whether such Losses relate to events, occurrences or circumstances occurring or existing, or whether such Losses are asserted, before, on or after the Closing Date.

            (b) All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any preliminary or final IPO Registration Statement, the Prospectus, or any amendment to the IPO Registration Statement; provided, however, that such indemnification shall not apply to any Losses to the extent such Losses arise out of or are based upon any statement or omission or alleged statement or omission made in any of the sections of the IPO Registration Statement that are listed in Section 4.02(b).

            (c) All Losses relating to any litigation initiated by persons acting in their capacity as a shareholder or creditor of Signet or a creditor of Signet/Virginia and arising out of the transactions contemplated by this Agreement, except for such Losses which have been expressly assumed by Capital One hereunder.

            (d)    All Losses relating to the Excluded Liabilities.

Anything in this Section 4.01 to the contrary notwithstanding, neither Signet nor any Signet Subsidiary shall have any liability whatsoever to either Capital One or any Capital One Subsidiary in respect of any Tax (as such term is defined in the Tax Sharing Agreement), except as otherwise provided in the Tax Sharing Agreement.

            Section 4.02 Indemnification by Capital One. Except with respect to employee benefits or other Liabilities to employees, which shall be governed by the Employee Benefits Allocation Agreement, and except with respect to claims for which Insurance Proceeds or other amounts are received, which shall be governed by Sections 2.12 and 4.03 hereof, Capital One shall indemnify, defend and hold harmless Signet, each Affiliate of Signet and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Signet Indem- nitees") from and against any and all Losses of the Signet Indemnitees aris- ing out of or due to the failure of Capital One or any of its Affiliates (other than a Signet Indemnitee) to pay, perform or otherwise discharge any of the following items:

            (a) All Losses arising (whether before, on or after the Closing Date) in connection with the Capital One Bank Assets or the Capital One Bank Business whether such Losses relate to events, occurrences or circumstances occurring or existing, or whether such Losses are asserted, before, on or af- ter the Closing Date.

            (b) All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent such Losses arise out of or are based upon the following sections of any preliminary or final IPO Registration Statement or the Prospectus, or any amendment to the IPO Registration Statement: "The Company", "Risk Factors", "Use of Proceeds", "Dividend Policy", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business".

            (c) All Losses related to any litigation initiated by persons acting in their capacity as a shareholder or creditor of Capital One or a creditor of Capital One Bank and arising out of the transactions contemplated by this Agreement, except for such Losses which have been expressly assumed by Signet hereunder.

            (d) All Losses related to the Capital One Bank Liabilities required to be assumed by Capital One Bank hereunder.

Anything in this Section 4.02 to the contrary notwithstanding, neither Capital One nor any Capital One Subsidiary shall have any liability whatsoever to either Signet or any Signet Subsidiary in respect of any Tax, except as otherwise provided in the Tax Sharing Agreement.

            Section 4.03  Limitations on Indemnification Obligations.
(a) The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section
4.01 or Section 4.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provi- sions) by virtue of the indemnification provisions hereof.

            (b) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred an Indemnifiable Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indem- nifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an indemnifiable Loss, the Indemnifying Party promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of the Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnifica- tion Payment, the Indemnitee promptly shall notify the Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detri- ment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 4.03(b) in respect of a Tax benefit or detriment, there is an adjustment to the amount of such Tax benefit or detriment, then each of Signet and Capital One shall make appropriate payments to the other, including the payment of interest thereon at the federal statutory rate then in effect, to reflect such adjustments.

            Section 4.04 Procedures for Indemnification of Third Party Claims. Procedures for Indemnification of Third Party Claims shall be as follows:

            (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to this Agreement (or any Affiliate of either party) or to the Tax Sharing Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 4.01, 4.02 or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after be- coming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 4.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail.

           (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with
Section 4.04(a) (or sooner, if the nature of such Third Party Claim so requires), the Indem- nifying Party shall notify the Indemnitee of its election whether the Indem- nifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other ex- penses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants with respect to any such Third Party Claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.04(b), such Indemnitee may defend or (subject to the remainder of this Section 4.04(b)) seek to compromise or settle such Third Party Claim. Notwithstanding the foregoing, neither an Indemnifying Party nor an Indemni- tee may settle or compromise any claim over the objection of the other; pro- vided, however, that consent to settlement or compromise shall not be unrea- sonably withheld. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or to the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect to such Third Party Claim.

            (c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claims, subject to the establishment of appropriate confidentiality arrangements which are reasonably satisfactory to Signet and Capital One.

            (d) Notwithstanding anything else in this Section 4.04 to the contrary, if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to
(i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifi- able hereunder) plus (ii) the lesser of (A) the amount of any offer of set- tlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

            (e) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

            (f)    In addition to any adjustments required pursuant to
Section 4.03, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

            (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecut- ing any subrogated right or claim.

            Section 4.05 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

            Section 4.06 Survival of Indemnities. The obligations of each of Signet and Capital One under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Li- abilities, with respect to any Loss of the other related to such assets, bus- inesses or Liabilities.


                                   ARTICLE V

                        ACCESS TO INFORMATION; SERVICES
   5.
            Section 5.01 Provision of Corporate Records. As soon as practicable after the Closing Date, Signet shall deliver to Capital One all Records relating to the Capital One Bank Assets and Capital One Bank Business. Such Records shall be the property of Capital One, but shall be retained in accordance with the provisions of Section 5.04.

            Section 5.02 Access to Information. From and after the Closing Date, Signet shall afford to Capital One and its authorized accountants, counsel and other designated representatives (collectively, "Representatives") reasonable access (including using reasonable efforts to give access to persons or firms possessing information) during normal busi- ness hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Signet's pos- session or in the possession of a Signet Affiliate, but excluding all Proprietary Information and customer lists and related information relating to the Signet Assets or the Signet Business, insofar as such access is rea- sonably required by Capital One or any Capital One Subsidiary in connection with the transactions contemplated by this Agreement and the Operative Agreements. Similarly, Capital One and Capital One Bank shall afford to Signet and its Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) during normal business hours to Information within Capital One's or Capital One Bank's possession but excluding all Proprietary Information and customer lists and related information, in each case, relating to the Capital One Assets or the Capital One Bank Business, insofar as such access is reasonably required by Signet or any Signet Subsidiary in connection with the transac- tions contemplated by this Agreement and the Operative Agreements. Informa-tion may be requested under this Article V for, without limitation, audit, accounting, claims, regulatory, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

            Section 5.03 Production of Witnesses. After the Closing Date, each of Signet and Capital One and their respective Subsidiaries shall use reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as wit- nesses to the extent that any such person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

            Section 5.04 Retention of Records. Except as otherwise required by law or agreed to in writing, each of Signet and Capital One shall retain, and shall cause its Subsidiaries to retain following the Closing Date, for a period consistent with the document retention policies then in effect at Signet, Signet Subsidiaries, Capital One and Capital One Subsidiaries, respectively, all significant Information relating to the business of the other and the other's Subsidiaries. In addition, after the expiration of the applicable document retention periods, such Information shall not be de- stroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (a) the party proposing to destroy or otherwise dis- pose of such Information shall provide no less than 30 days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

            Section 5.05 Confidentiality. Each of Signet and the Signet Subsidiaries on the one hand, and Capital One and the Capital One Subsidiaries on the other hand, shall hold, and shall cause its Representatives to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's Representa- tives pursuant to either this Agreement or any of the Operative Agreements and shall not use any such Information except for such purposes as shall be expressly permitted hereunder (except in each case to the extent that such Information has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party which sources are not themselves bound by a confidentiality obligation), and each party shall not release or disclose such Information to any other person, except its regulators, auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or admin-istrative process or, as advised by its counsel, by other requirements of law.

            Section 5.06  Provision of Services.

            (a) Signet and Signet/Virginia shall make available to Capital One and Capital One Bank, during normal business hours and in a manner that will not unreasonably interfere with Signet's business, its tax, internal audit, accounting, legal and similar staff and services upon the terms and subject to the conditions set forth in the Interim Services Agreements and the Intercompany Servicing Agreements.

            (b) Capital One and Capital One Bank shall make available to Signet and Signet/Virginia, during normal business hours and in a manner that will not unreasonably interfere with Capital One's and Capital One Bank's business, its tax, internal audit, accounting, legal and similar staff and services (collectively "Capital One Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims or litigation, and otherwise to assist in effecting an orderly transition following the Distribution. Capital One or Capital One Bank, as the case may be, shall be entitled to receive from Signet, upon the presentation of invoices therefor, reimbursement for all fully allocated direct costs of providing the Capital One Services, but without any profit to Capital One or Capital One Bank.

            Section 5.07  Use of Name.

            (a) Use of SIGNET Name and Mark. Capital One acknowledges that Signet owns all rights in the SIGNET name and Mark and that after the Closing Date, Capital One and any Capital One Subsidiary will cease all use of the SIGNET name and Mark as part of any corporate name, trade name, and/or trade- mark or service mark, including, without limitation, on any credit cards issued in connection with the Capital One Bank Business, signs, letterhead, business cards, invoices and other business forms, telephone directory list- ings, and advertising and promotional materials, subject to a transition period in which Capital One may continue to use the SIGNET name or Mark pur- suant to the terms set forth in Schedule 5.07; provided, however, nothing herein prohibits Capital One or Capital One Bank from referring to its origin as a division of Signet Bank/Virginia in any regulatory filings, reports to shareholders, or any filings with state or federal courts or agencies. During this transition period after the Closing Date in which any use of the SIGNET name or Mark is used by Capital One, Signet will rely on Capital One to maintain the same standards of quality as previously exercised by Signet. Capital One agrees and acknowledges that Capital One's and Capital One Bank's respective use of the Mark shall inure to Signet's benefit. Capital One shall not, and shall not permit Capital One Bank to, commit or cause any third party to commit, any act challenging, contesting or in any way impairing Signet's right, title and interest in the Mark.

            (b) Use of CAPITAL ONE Name and Mark. Signet acknowledges that Capital One owns all rights in the CAPITAL ONE name and mark and agrees that Signet and any Signet Subsidiary will not use the CAPITAL ONE name and mark as part of any corporate name, trade name, and/or trademark or service mark, including, without limitation, on any credit cards issued by Signet, signs, letterhead, business cards, invoices and other business forms, telephone directory listings, and advertising and promotional materials, except to the extent reasonably necessary to advertise the Separation and Distribution.

            Section 5.08  Covenant on Competition.

            (a) Signet hereby agrees that for a period of two years following the consummation of the IPO, neither Signet nor any Affiliate of Signet (other than Capital One and any Capital One Subsidiary) shall engage in direct marketing solicitations in the general purpose bank credit card busi- ness outside of the region comprised of Virginia, Maryland and the District of Columbia; provided, however, that this restriction shall not apply to the credit card business of any banking entity that (i) is acquired by Signet or any such Signet Affiliate so long as subsequent to such acquisition Signet does not substantially increase the scope of such credit card business or (ii) acquires Signet or any such Signet Affiliate, if, in each case, the pri- mary purpose of any such acquisition is not to avoid the restrictions set forth herein.

            (b) Signet and Capital One agree that for a period of two years following the consummation of the Offerings, neither Signet nor any Signet Affiliate or Capital One or any Capital One Affiliate shall knowingly solicit for proposed employment any person who at the time is known by such party to be currently an employee of the other party or its Affiliates, without the consent of such other party.


                                  ARTICLE VI

                                 MISCELLANEOUS
   6.
            Section 6.01 Complete Agreement; Construction. This Agreement, the Employee Benefits Allocation Agreement, the Tax Sharing Agreement, the Interim Services Agreements and the Intercompany Servicing Agreements, including any schedules and exhibits hereto or thereto, and other agreements and documents referred to herein, shall constitute the entire agreement be- tween the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.

            Section 6.02 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Closing Date.

            Section 6.03  Expenses.

            (a) The expenses in connection with the IPO shall be paid as provided in Section 2.03(g).

            (b) Except as otherwise set forth in this Agreement, the Employee Benefits Allocation Agreement or the Tax Sharing Agreement, all costs and expenses arising on or prior to the Distribution Date (whether or not then payable) in connection with the Distribution (other than (i) costs incurred in connection with any financing arrangements entered into by Capital One or any of its Subsidiaries including all costs and fees relating to the Bridge Financing Facility, (ii) listing fees of any national securities exchange incurred with respect to listing the Capital One Common Stock, (iii) any fees charged by the rating agencies for rating Capital One securities, (iv) the fees and expenses of any outside consultant or counsel retained by Capital One, (v) costs incurred in engraving and printing the stock certificates of Capital One and (vi) costs (including attorneys' fees) of establishing any new employee benefit or compensation plans of Capital One and Capital One Bank, which shall be paid by Capital One) shall be paid by Signet to the extent that appropriate documentation concerning such costs and expenses shall be provided to Signet.

            Section 6.04 Dispute Resolution. Capital One and Capital One Bank, on the one hand, and Signet and Signet/Virginia, on the other hand, shall appoint two members from their managerial staffs to serve on a joint committee (the "Dispute Resolution Committee"). The Dispute Resolution Committee shall meet at either Capital One's or Signet's offices, whichever is more appropriate in light of the issue to be discussed, at such time as either party may demand in writing, for the purpose of resolving any dispute arising under this Agreement. No dispute under this Agreement shall be the subject of arbitration or other formal proceeding between the parties hereto before being considered by the Dispute Resolution Committee. If the Dispute Resolution Committee is unable to resolve any dispute submitted to it by any party hereto within 30 days after such submission, the Dispute Resolution Committee may refer the issue to the Chief Executive Officers of Capital One and Signet for resolution. If such officers are unable to resolve such dispute within 15 days after referral, or if the Dispute Resolution Committee determines to not refer any dispute to such officers, any member of the Dispute Resolution Committee may refer such dispute to binding arbitration as provided for in Section 6.05.

            Section 6.05 Binding Arbitration. (a) Any controversy, dispute or claim (whether lying in contract or tort) between or among the parties arising out of or related to this Agreement, or any agreements or instruments related hereto or delivered in connection herewith, shall, after the dispute resolution process set forth in
Section 6.04 has been completed, at the request of any party be submitted to arbitration in accordance with this Section 6.05 by notifying the other parties of its election to arbitrate such controversy, dispute or claim.

            (b) Each controversy, dispute or claim submitted by a party to arbitration shall be heard by an arbitration panel composed of three arbitrators, in accordance with the following provisions. Signet and Signet/Virginia, on the one hand, and Capital One and Capital One Bank, on the other hand, shall each appoint one arbitrator within fifteen (15) days after the matter has been submitted to arbitration.
If any party fails to appoint its arbitrator within such fifteen (15) day period, any party may apply to the American Arbitration Association (the "AAA") to appoint an arbitrator on behalf of the party that has failed to appoint its arbitrator. The two arbitrators appointed by or on behalf of (as the case may be) the parties shall jointly appoint a third arbitrator, who shall chair the arbitration panel (the "Chairman"). If the arbitrators appointed by or on behalf of the parties do not succeed in appointing a Chairman within fifteen (15) days after the latter of the two arbitrators appointed by or on behalf of the parties has been appointed, the Chairman shall, at the request of ei- ther party, be appointed by the AAA. If for any reason an arbitrator is un- able to perform his or her function, he or she shall be replaced and a substitute shall be appointed in the same manner as the arbitrator replaced.

            (c) Except as otherwise stated herein, arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. In any arbitration proceeding hereunder:
(i) proceedings shall, unless otherwise agreed by the parties, be held in Richmond, Virginia; (ii) the ar- bitration panel shall have no power to award punitive damages and shall be bound by all statutes of limitation which would otherwise be applicable in a judicial action brought by a party; and (iii) the decision of a majority of the arbitrators (or the Chairman if there is no such majority) shall be final and binding on the parties to this Agreement and shall be enforceable in any court of competent jurisdiction. The parties hereby waive any rights to appeal or to review of such decision by any court or tribunal and also waive any objections to such enforcement. THE PARTIES HEREBY AGREE TO WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM SUBMITTED TO ARBITRATION UNDER THIS AGREEMENT.

           (d) Notice preliminary to, in conjunction with, or incident to any arbitration proceeding may be sent to the parties by registered or certified mail (return receipt requested) at the address set forth in Section 6.08 and personal service is hereby waived. The arbitrators shall award recovery of all costs and fees incurred in connection with the arbitration and the proceeding, and obtaining any judgment related thereto, of each disputed matter (including reasonable attorney's fees and expenses and arbitrator's fees and expenses and court costs, in each case, with respect to such disputed matter) to the party that substantially prevails in the arbitration proceeding with respect to such disputed matter.

           (e) No provision of this Section 6.05 shall limit the right of any party to this Agreement to exercise self-help remedies such as set-off, or obtaining provisional, equitable or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration.

            Section 6.06  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws thereof.

            Section 6.07 Consent to Jurisdiction. Signet, Signet/Virginia and Capital One consent to and hereby submit to the exclusive jurisdiction of any state or federal court located in the Commonwealth of Virginia solely for the purpose of any enforcement with respect to any award rendered pursuant to the provisions of Section 6.05 or any equitable relief arising out of or relating to this Agreement or the transactions contemplated hereby. The exclusive venue for any enforcement with respect to any award rendered pursuant to the provisions of Section 6.05 or any equitable relief arising out of this Agree- ment or the transactions contemplated hereby shall be the state or federal courts located in the Commonwealth of Virginia and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            Section 6.08 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telex or telecopy
(confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

            if to Signet or Signet/Virginia:

                   Signet Banking Corporation
                   7 North Eighth Street
                   Richmond, Virginia  23219
                   Attention:  Senior Executive Vice President
                                 in charge of Consumer Lending;
                                 with a copy to the General Counsel

            if to Capital One:

                   Capital One Financial Corporation
                   11013 West Broad Street Road
                   Glen Allen, Virginia  23060
                         Attention:  Chief Administrative Officer;
                         with a copy to the General Counsel at
                         8330 Boone Boulevard
                         Vienna, Virginia  22182


            Section 6.09 Amendments. This Agreement may only be modified or amended by an agreement in writing signed by the parties; provided that after the Effective Date and prior to the Distribution Date, any amendment, other than amendments to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provision with respect to matters or questions arising hereunder which shall not be inconsistent with the provisions of this Agreement, must be approved by a majority of the directors of Capital One.

            Section 6.10 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

            Section 6.11 Termination. This Agreement may be terminated and the Separation and IPO abandoned at any time prior to the Effective
Date. At any time after the Effective Date, this Agreement may only be terminated with respect to the provisions hereof specifically relating to the Distribution and only in the event that the conditions specified in Section 3.03 have not been satisfied, other than conditions solely within the control of Signet, and will not, in the good faith judgment of the Signet Board, based upon advice of counsel, be satisfied within 360 days of the Closing Date unless such failure to satisfy the specified conditions does not, in the opinion of the Signet Board, materially impair the ability of Signet and Capital One to effect the Distribution and maintain the value of the Capital One Bank Assets and the Capital One Bank Business. In the event of termination, no party shall have any liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section
6.03.

            Section 6.12 No Third Party Beneficiaries. Except for the provisions of Article IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of Signet, Capital One, any Signet Subsidiary or any Capital One Subsidiary) any remedy, claim, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

            Section 6.13 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            Section 6.14 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

            Section 6.15 No Waivers. No failure by any party hereto to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

            Section 6.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 6.17 Performance. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such party.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                     SIGNET BANKING CORPORATION



                                     By: /S/ Wallace B. Millner, III



                                     SIGNET BANK/VIRGINIA



                                     By: /S/ Robert L. Bryant



                                     CAPITAL ONE FINANCIAL CORPORATION



                                     By:/S/ Nigel W. Morris
                               SCHEDULE 2.01(c)


                          [Bridge Financing Facility]
                               SCHEDULE 2.02(a)


                           [Capital One Bank Assets]


(viii) [Schedule of personal property] [include description of computer and systems hardware]

(ix)        [Schedule of real property and leasehold interests]

(x)         [Schedule of licenses and permits]

(xi)        [Schedule of trademarks]

(xiii)      [Schedule of contracts]

(xiv) [Schedule of securitizations (and spread accounts) to be transferred]

(xv)  [Schedule of other assets]

                               SCHEDULE 2.02(b)

                               [Excluded Assets]


(i)         [Retained Portfolio and Arrangements with respect to the 1990
            Securitization]

(ii) [Real properties owned by Signet Properties Company to be transferred to Signet/Virginia prior to the Separation]

(v)         [Miscellaneous other excluded assets]

                               SCHEDULE 2.02(d)


                            [Excluded Liabilities]


(iv) [Liabilities related to the EDS Agreement not included with Excluded Liabilities]

                               SCHEDULE 2.05(b)


                 [List material consents from Section 2.05(b)]

                                 SCHEDULE 2.07


                 Capital One Board of Directors at time of IPO


            Robert M. Freeman, Chairman
            Richard D. Fairbank
            J. Henry Butta
            Norwood H. Davis, Jr.
            William C. DeRusha
            William R. Harvey
            Elizabeth G. Helm
            Robert M. Heyssel
            Malcolm S. McDonald
            Henry A. Rosenberg, Jr.
            Louis B. Thalheimer
            Stanley I. Westreich
                                                  SCHEDULE 2.10(b)


              Form of Signet/Virginia Interim Services Agreement


                               SCHEDULE 2.10(c)


                Form of Capital One Interim Services Agreement


                               SCHEDULE 2.11(i)


               Form of Retained Portfolio, Origination Servicing and Management Agreement


                               SCHEDULE 2.11(ii)


                 Form of Secured Card Master Deposit Agreement


                              SCHEDULE 2.11(iii)


                      Form of Non-Card Products Agreement


                               SCHEDULE 2.11(iv)

                            Form of Lease Agreement


                                 SCHEDULE (v)

                  Form of Cash Management Services Agreements

                               SCHEDULE 2.11(vi)


              Form of Account Access Card and ATM Card Agreement

                                 SCHEDULE 5.07